Exhibit 14(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of W&R Target Funds, Inc. on Form N-14 of our report dated February 7, 2003 appearing in the Annual Report to Shareholders of Asset Strategy Portfolio, Balanced Portfolio, Bond Portfolio, Core Equity Portfolio, Growth Portfolio, High Income Portfolio, International Portfolio, Limited-Term Bond Portfolio, Money Market Portfolio, Science and Technology Portfolio, Small Cap Portfolio, and Value Portfolio comprising W&R Target Funds, Inc. for the fiscal year ended December 31, 2002, which is also incorporated by reference in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption “Custodial and Auditing Services” in the Proxy Statement/Prospectus, which also is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
June 24, 2003